Exhibit 16.1

November 14, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir, Madam:

We have read Item 4.01 of Form 8-K/A dated November 14, 2011, of Synageva Biopharma Corp. (formerly known as Trimeris, Inc.) and are in agreement with the statements contained in the second through sixth paragraphs under the heading “Prior Independent Registered Public Accounting Firm” on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP